Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan, 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan of Zynga Inc. of our report dated July 1, 2011, except for the retrospective application of the change in the capital structure as described in Note 1 to the consolidated financial statements, as to which the date is September 16, 2011, with respect to the consolidated financial statements of Zynga Inc. included in the Registration Statement (Form S-1 No. 333-175298) and related Prospectus of Zynga Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

December 15, 2011